Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)

(Form Type)

Equinix Europe 2 Financing Corporation LLC

Equinix, Inc.

(Exact Name of Registrant as Specified in its Charter)

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Non-Convertible Debt	5.500% Senior Notes due 2034	Rules 457(r)	$750,000,000(1)	99.221%	$744,157,500	$147.60 per $1,000,000	$109,837.65(1)
—	Other	Guarantees of Equinix, Inc.	Rules 457(n)	—	—	—	—	—(1)
	Total Offering Amounts			$750,000,000		$744,157,500		$109,837.65
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$109,837.65

(1)	Equinix, Inc. will fully and unconditionally guarantee the notes issued by Equinix Europe 2 Financing Corporation LLC. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.